UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

GLOBAL CASH ACCESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2010, Global Cash Access, Inc. (“GCA”), a wholly-owned subsidiary of Global Cash Access Holdings, Inc., entered into a Contract Cash Solutions Agreement with Wells Fargo Bank, N.A. (“Wells Fargo”). The Contract Cash Solutions Agreement provides that GCA may utilize up to $400 million of funds owned by Wells Fargo to provide the currency needed for many of the automated teller machines (“ATMs”) operated by GCA. GCA also may request up to an additional $50 million in excess of the $400 million limit, not more than four times in any calendar year, for particular days during which GCA’s cash operating needs are greater than typical, such as New Year’s Eve; provided that Wells Fargo’s obligation to fulfill such request is on a best efforts basis.

For use of these funds, GCA has agreed to pay certain fees related to the preparation, reconciliation and usage. The cash usage fee is based upon a short term LIBOR rate plus a mutually agreed upon margin amount. The initial term of the Contract Cash Solutions Agreement expires on November 30, 2013 (subject to earlier termination pursuant to the terms and conditions of the Contract Cash Solutions Agreement), and shall automatically renew for additional one year terms unless either party provides the other party with written notice at least ninety days prior to the expiration of the then current term.

Wells Fargo will commence providing the services contemplated under the Contract Cash Solutions Agreement to GCA after successful completion of a test pilot program, which test pilot program will end on November 29, 2010, unless GCA and Wells Fargo agree to extend such test pilot period. GCA or Wells Fargo may terminate the Contract Cash Solutions Agreement for convenience prior to completion of the test pilot program. GCA’s current arrangement with Bank of America to provide currency to operate many of its ATMs expires on December 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: November 18, 2010	By:	/s/ Scott H. Betts

Scott H. Betts, Chief Executive Officer